UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2011

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Senior Secured Term B Facility

On December 21, 2011, PolyOne Corporation (“PolyOne”), an Ohio corporation, entered into a Credit Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative and collateral agent (“Bank of America”), Wells Fargo Bank, National Association, as syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint-lead arranger and joint-bookrunning manager, and Wells Fargo Securities, LLC, as joint-lead arranger and joint-bookrunning manager. The Term Loan Agreement provides PolyOne, as borrower, with a $300 million term loan B facility (the “Term B Facility”), which was fully drawn on December 21, 2011.

The proceeds of the Term B Facility were used, along with cash on hand, to pay the purchase price of, and related transaction expenses associated with, PolyOne’s acquisition of ColorMatrix Group, Inc. (“CMG”), as described further below under Item 2.01, and to repay CMG’s existing indebtedness.

The obligations of PolyOne under the Term B Facility are guaranteed by certain existing and future direct and indirect material U.S. subsidiaries of PolyOne, including CMG (the “U.S. Subsidiaries”), and are secured by substantially all of the existing and future property and assets of PolyOne and the U.S. Subsidiaries, a 100% pledge of the voting capital stock of PolyOne’s U.S. subsidiaries, and a 65% pledge of the voting capital stock of PolyOne’s direct foreign subsidiaries (subject to certain exceptions).

The interest rates per annum applicable to loans under the Term B Facility will be, at PolyOne’s option, equal to either a base rate or a Eurodollar rate for one-, two-, three- or six-month (or to the extent agreed to by all relevant lenders, nine- or twelve-month) interest periods chosen by PolyOne, in each case plus an applicable margin percentage. The initial applicable margin percentage is 3.75% per annum, in the case of Eurodollar rate advances, and 2.75% per annum, in the case of base rate advances.

The Term B Facility matures on December 21, 2017. In addition, subject to certain thresholds and exceptions, PolyOne will be required to prepay the loans outstanding under the Term B Facility with (i) net cash proceeds from non-ordinary course sales of property and assets of PolyOne or any of its subsidiaries, (ii) net cash proceeds from the issuance or incurrence of additional debt of PolyOne or any of its subsidiaries, and (iii) a portion of the amount of its excess cash flow (as defined in the Term Loan Agreement) in any fiscal year.

The Term B Facility contains customary representations and warranties and restrictive covenants. In addition, the Term B Facility contains financial covenants that limit capital expenditures in any fiscal year and that measure (i) the ratio of PolyOne’s total indebtedness to the amount of PolyOne’s consolidated EBITDA, and (ii) the ratio of the amount of PolyOne’s consolidated EBITDA to PolyOne’s cash interest expense.

The Term B Facility also contains customary events of default. If an event of default occurs, the lenders under the Term B Facility would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

Senior Secured Revolving Credit Facility

On December 21, 2011, PolyOne, PolyOne Canada Inc. (“PolyOne Canada”) and certain other subsidiaries of PolyOne entered into a Credit Agreement (the “ABL Credit Agreement”) with Wells Fargo Capital Finance, LLC, as administrative and collateral agent and joint lead arranger and a bookrunner (“Wells Fargo”), Bank of America, N.A. and U.S. Bank National Association, as syndication agents, PNC Bank, National Association and KeyBank National Association, as documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and a bookrunner.

The ABL Credit Agreement provides for a revolving credit line of up to $300 million (which may be increased up to $350 million subject to PolyOne meeting certain requirements and obtaining commitments for such increase) (the “Revolving Credit Facility”), subject to the borrowing base limitations. $50 million of the Revolving Credit Facility is available for letters of credit and swing line loans. The Revolving Credit Facility includes a revolving loan subfacility provided to PolyOne Canada in Canadian dollars or U.S. dollars up to the U.S. dollar equivalent of $25 million, subject to the borrowing base limitations. The Revolving Credit Facility terminates on December 21, 2016.

The obligations of PolyOne and its U.S. subsidiaries under the Revolving Credit Facility are guaranteed by the U.S. Subsidiaries and are secured by are secured by substantially all of the existing and future property and assets of PolyOne and the U.S. Subsidiaries, a 100% pledge of the voting capital stock of PolyOne’s U.S. subsidiaries, and a 65% pledge of the voting capital stock of PolyOne’s direct foreign subsidiaries (subject to certain exceptions).

The interest rates per annum applicable to loans under the Revolving Credit Facility will be, at PolyOne’s option, equal to either (i) a base rate or (ii) a LIBOR or CDOR rate, as applicable, for one-, two- or three-month interest periods chosen by PolyOne, in each case plus an applicable margin percentage. The initial applicable margin percentage is (i) 1.00% per annum in the case of base rate advances, (ii) 2.00% per annum in the case of LIBOR rate advances, and (iii) 1.00% per annum in the case of CDOR rate advances.

The Revolving Credit Facility contains customary representations and warranties and restrictive covenants. In addition, PolyOne will be subject to a limit on the ratio of the amount of PolyOne’s consolidated EBITDA (less capital expenditures) to PolyOne’s fixed charge expenses if certain excess availability thresholds are not satisfied.

The Revolving Credit Facility also contains customary events of default. If an event of default occurs, the lenders under the Revolving Credit Facility would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

The lenders and the agents (and each of their respective subsidiaries or affiliates) of the Term B Facility and the Revolving Credit Facility have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, PolyOne and its respective subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from PolyOne and its respective subsidiaries or affiliates for such services.

Item 1.02. Termination of a Material Definitive Agreement

On December 21, 2011, PolyOne fully repaid all obligations outstanding under its receivables sale facilities and terminated its second amended and restated receivables purchase agreement, dated as of June 26, 2007, and Canadian receivables purchase agreement, dated as of July 13, 2007, each with Citicorp, U.S.A., Inc. as agent, certain banks and other financial institutions as purchasers and National City Business Credit, Inc. as syndication agent. The receivables sale facilities provided for proceeds of up to $200 million or 85% of eligible receivables sold, whichever was less, and up to $40 million for issuing standby letters of credit as a sub-limit within the facilities. The receivables sale facilities were scheduled to expire in June 2012.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 21, 2011, PolyOne completed its previously announced acquisition (the “Acquisition”) of CMG pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2011, as amended, by and among PolyOne, ColorNewton, Inc., CMG and Audax ColorMatrix Holdings, LLC, as representative of the holders of CMG’s outstanding common stock and options to purchase common stock. Pursuant to the terms of the Merger Agreement, PolyOne acquired CMG for a purchase price of $486 million in cash, subject to a working capital adjustment and a closing cash adjustment. PolyOne used cash on hand and proceeds from the Term B Facility to fund the consummation of the Acquisition, including the repayment of CMG debt.

CMG is a developer and manufacturer of liquid colorant and functional additives for plastic products and operates globally with research and development and production facilities in North America, South America, Europe and Asia.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 in this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statement of Business Acquired.

PolyOne will provide the financial statements required to be filed by Item 9.01(a) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

PolyOne will provide the pro forma financial statements required to be filed by Item 9.01(b) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and Secretary

Date: December 23, 2011